Exhibit 99.1

Essex Property Trust, Inc.
Announces Completion of Exchange Offer for
3.625% Senior Notes due 2022

Palo Alto, California—May 1, 2013—Essex Property Trust, Inc. (NYSE:ESS) today announced that its operating partnership, Essex Portfolio, L.P. (the "Operating Partnership"), has completed its exchange offer (the "Exchange Offer") to exchange its outstanding unregistered 3.625% Senior Notes due 2022 (the "Original Notes") for an equal principal amount of a new issue of 3.625% Senior Notes due 2022 pursuant to an effective registration statement on Form S-4 filed with the Securities and Exchange Commission (the "Exchange Notes").  The terms of the Exchange Notes are substantially identical to the terms of the Original Notes, except for transfer restrictions and registration rights relating to the Original Notes.

In the Exchange Offer, $300,000,000 in aggregate principal amount of the Original Notes, representing 100% of the $300,000,000 aggregate principal amount of Original Notes, were validly tendered and not validly withdrawn prior to the expiration of the exchange offer at 5:00 p.m., New York City time, on April 30, 2013.  The Operating Partnership accepted all of the Original Notes tendered in exchange for the Exchange Notes and the settlement occurred on May 1, 2013.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.  The exchange offer was made only by means of a written prospectus dated April 2, 2013.

About Essex Property Trust, Inc.

Essex Property Trust, Inc., an S&P 400 company, is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages apartment communities located in highly desirable, supply-constrained markets. Essex currently has ownership interests in 166 multifamily properties with an additional 8 properties in various stages of development. Additional information about Essex can be found on the Company's web site at www.essexpropertytrust.com.

Contact Information
Barb Pak
Director of Investor Relations
(650) 849-1667

925 East Meadow Drive Palo Alto California 94303 telephone 650 494 3700 facsimile 650 494 8743
www.essexpropertytrust.com